AMENDED AND RESTATED SECOND AMENDMENT TO LEASE
THIS AMENDED AND RESTATED SECOND AMENDMENT TO LEASE AMENDS, RESTATES AND SUPERSEDES IN ITS ENTIRETY THAT CERTAIN SECOND AMENDMENT TO LEASE DATED AUGUST 12, 2014, BY AND BETWEEN TENANT (AS DEFINED BELOW) AND LANDLORD (AS DEFINED BELOW).
THIS AMENDED AND RESTATED SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of March 12, 2015, by and between ARE-SD REGION NO. 32, LLC, a Delaware limited liability company (“Landlord”), and ILLUMINA, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Amended and Restated Lease Agreement dated as of March 27, 2012, as amended by that certain First Amendment to Lease dated as of May 23, 2013 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 497,078 rentable square feet (“Original Premises”) located at 5200 Illumina Way, San Diego, California (“Project”). The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.     Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding approximately 295,609 rentable square feet of space to be located in a to be constructed building at the Project, as shown as Building 6 on Exhibit A.
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Building 6. In addition to the Original Premises, commencing on the Building 6 Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain to be constructed building to be located at the Project shown on Exhibit A attached to this Second Amendment, containing approximately 295,609 rentable square feet of space (the “Building 6”).

2.	Delivery. Landlord shall be responsible for Landlord’s Work (as defined in the Building 6 Work Letter attached to this Second Amendment as Exhibit B).
Landlord shall deliver Building 6 to Tenant for the commencement of the construction of the Building 6 Tenant Improvements (as defined in the Building 6 Work Letter) on the Building Shell Delivery Date (“Delivery” or “Deliver”) which Landlord shall use reasonable efforts to cause to occur on or before December 18, 2015 (“Target Building 6 Delivery Date”). The “Building Shell Delivery Date” shall be the date that (a) Tenant is notified accurately by Landlord or the general contractor for Building 6 that construction of the Building Shell (as defined in the Building 6 Work Letter) is at a point where Building 6 has a substantially waterproof roof in place (but such roof shall not be watertight at that time), and (b) Landlord and Tenant reasonably determine that Building 6 is in a condition reasonably acceptable for the commencement and continuing construction of the Building 6 Tenant Improvements, subject to reasonable coordination between Landlord and Tenant taking into account Landlord’s continued construction of the Building Shell during Tenant’s construction of the Tenant Improvements. If Landlord fails to timely Deliver Building 6, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom except as expressly provided for below, and the Lease, as amended herein, shall not be void or voidable. If Landlord does not Deliver Building 6 within 120 days of the Target Building 6 Delivery Date (“Abatement Trigger Date”) for any reason other than Force Majeure and Tenant Delays (as defined below), then Tenant shall receive (i) a 1 day abatement of Base Rent otherwise payable by Tenant for Building 6 for every 1 full day after the Abatement Trigger Date that the Building Shell Delivery Date does not occur through the date that is 60 days after the Abatement Trigger Date, and (ii) a 2 day abatement of Base Rent otherwise payable by Tenant for Building 6 for every 1 full day after the date that is 60 days after the Abatement Trigger Date that the Building Shell Delivery Date does not occur. As used herein, the term “Tenant Delay” shall mean: (i) any delay caused by Tenant in connection with the design, permitting or construction of the Building Shell that actually causes a delay of the Building Shell Delivery Date beyond the date that Delivery would have otherwise occurred but for such delay; (ii) any interference by Tenant with Landlord’s construction of the Building Shell including, without limitation, in each case, (A) delays arising from changes requested by Tenant to the specifications for the Building Shell set forth in Schedule 1 to the Building 6 Work Letter (“Base Shell Changes”), (B) Tenant’s failure to provide Landlord with any information required from

Tenant for the normal progression of Landlord’s design, permitting and construction of the Building Shell in accordance with the detailed schedule of key milestones attached to this Second Amendment as Exhibit F and so as not to delay Landlord’s substantial completion of Building 6, and/or (C) Tenant’s failure to reasonably coordinate Tenant’s construction of the Building 6 Tenant Improvements with Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall be solely responsible for all costs incurred by Landlord in connection with any Base Shell Changes; provided, however, nothing contained herein shall obligate Landlord to agree to make any such requested changes.
Landlord hereby agrees to permit Tenant early access, at Tenant’s sole risk and expense, to Building 6 33 days prior to the Building Shell Delivery Date (“Early Access Date”) to commence performing the Building 6 Tenant Improvements, provided that (i) Tenant’s access and work is coordinated with Landlord’s architect and general contractor and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) all such access and work by Tenant shall be during normal business hours or otherwise at such other times as are reasonably designated by Landlord. Notwithstanding the foregoing, any such entry and work by Tenant and any Tenant Party shall comply with all established safety practices of Landlord’s contractor, and Tenant and any Tenant Party shall not unreasonably interfere with the performance of Landlord’s Work. Landlord shall have the right to exclude Tenant and any Tenant Party from Building 6 if such interference is not resolved by Tenant in a manner reasonably acceptable to Landlord within 1 day after Landlord’s written notice to Tenant. Landlord agrees to use reasonable efforts to cooperate with Tenant in Tenant’s performance of Tenant’s Work; provided, however, that in no event shall Landlord have any obligation to incur any additional or overtime costs in connection with such cooperation with Tenant.
The “Building 6 Commencement Date” shall be the date of Delivery. The “Building 6 Rent Commencement Date” shall be October 15, 2016, regardless of whether or not Tenant has completed the Building 6 Tenant Improvements; provided, however, that such date shall be deemed extended by one (1) day for each day of delay in achieving Substantial Completion of the Building 6 Tenant Improvements due to (i) Force Majeure delays, or (ii) delays caused by Landlord’s breach of its obligations under this Second Amendment which actually cause a delay of Tenant’s Work, provided that no such delay shall be deemed to have commenced unless Tenant has provided Landlord with written notice of such delay. Such October 15, 2016 date shall also be deemed extended one (1) day for each day beyond the Target Building 6 Delivery Date that Landlord fails, for any reason other than Tenant Delays, to deliver the Building Shell to Tenant in the condition required pursuant to the second sentence of the second paragraph of this Section 2. Upon the request of Landlord, Tenant shall execute and deliver a factually correct written acknowledgment of the Early Access Date, the Building Shell Delivery Date, the Building 6 Commencement Date and the Building 6 Rent Commencement Date in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s or Tenant’s rights hereunder.
Tenant acknowledges that Landlord shall require access to Building 6 following the Building Shell Delivery Date in order to complete the construction of the Building Shell. Landlord and its contractors and agents shall have the right to enter Building 6 following the Building Shell Delivery Date to complete the Building Shell. Tenant agrees to coordinate such entry with Landlord but Tenant acknowledges that Landlord’s completion of the Building Shell may adversely affect Tenant’s construction of the Building 6 Tenant Improvements (as defined in the Building 6 Work Letter). Landlord shall reasonably cooperate with Tenant in order to minimize such adverse effects.
Except as set forth in the Building 6 Work Letter: (i) Tenant shall accept Building 6 in its condition as of the Building Shell Delivery Date; (ii) except as otherwise provided in the Building 6 Work Letter, Landlord shall have no obligation for any defects in Building 6. Any occupancy of Building 6 by Tenant before the Building 6 Commencement Date shall be subject to all of the terms and conditions of the Lease, excluding the obligation to pay Base Rent.
Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the suitability of Building 6 for the conduct of Tenant’s business, and Tenant waives any implied warranty that Building 6 is suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Building 6 Commencement Date, the defined term “Premises” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Premises: That certain portion of the Project consisting of (i) a building containing approximately 171,340 rentable square feet (“Building 1”), (ii) a building containing approximately 159,272 rentable square feet (“Building 2”), (iii) a central plant building containing approximately 15,969 rentable square feet (referred to herein as the “Central Plant Building” or “Building 3”), (iv) that certain office/laboratory building containing approximately 127,373 rentable square feet (“Building 4”), (v) that certain tenant activity center building containing approximately 23,124 rentable square feet (referred to herein as the “Activity Center” or “Building 5”), and (vi) that certain building containing approximately 295,609 rentable square feet (“Building 6”). Building 1, Building 2, Building 3, Building 4, Building 5, Building 6 and the Central Plant are all as shown on Exhibit A. Building 1, Building 2, Building 3, Building 4, Building 5 and Building 6 are collectively referred to herein as the “Buildings”.”
As of the Building 6 Commencement Date, Exhibit A to the Lease shall be amended to include Building 6 as shown on Exhibit A attached to this Second Amendment.

4.
Rentable Area of Premises and Project. Commencing on the Building 6 Commencement Date, the defined terms “Rentable Area of Premises” and “Rentable Area of Project” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Rentable Area of Premises: 792,687 rentable square feet”
“Rentable Area of Project: 792,687 rentable square feet”

5.	Base Rent.
a.Original Premises. Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease through the expiration date of the Lease.
b.Building 6. Commencing on the Building 6 Rent Commencement Date, Tenant shall pay Base Rent for Building 6 in the amount of $1.38 per rentable square foot of Building 6 per month. Base Rent payable for Building 6 shall be increased on every other anniversary of the Building 6 Rent Commencement Date (each a “Building 6 Adjustment Date”) by multiplying the Base Rent payable with respect Building 6 immediately before such Building 6 Adjustment Date by the Bi-Annual Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable with respect to Building 6 immediately before such Building 6 Adjustment Date.

6.
Tenant’s Share of Operating Expenses. Tenant shall be required to pay all Operating Expenses with respect to Building 6 and Tenant’s Share of Operating Expenses shall continue to be 100%. Attached hereto as Exhibit G is an estimate of the Operating Expenses for Building 6. Tenant acknowledges and agrees that Building 6 has not been constructed and has no operating history and, as such, Exhibit G is merely an estimate and Tenant waives any claims that Tenant may have against Landlord (and Landlord shall have no liability) for such estimate not being correct, including, without limitation, as a result of any incorrect assumptions, errors, inaccuracies and/or omissions. For the avoidance of any doubt, nothing contained in this Second Amendment is intending to limit or reduce the Operating Expenses which Tenant is required to pay for the Project (including, without limitation, Building 6) prior to the Building 6 Commencement Date.

7.	Re-Measurement.
a.Original Premises. Landlord and Tenant agree that the rentable square footage of the Original Premises set forth in the Lease (and this Second Amendment) is conclusively deemed to be the rentable square footage of the Original Premises and, notwithstanding anything to the contrary contained in the Lease, the rentable square footage of the Original Premises shall not be subject to re-measurement.
b.Building 6. Landlord and Tenant agree that the rentable square footage of Building 6 is conclusively deemed to be 295,609 rentable square feet and, notwithstanding anything to the contrary contained in the Lease or this Second Amendment, the rentable square footage of Building 6 shall not be subject to re-measurement.

8.	Parking.
a.Section 10 of the Lease is hereby deleted in its entirety and replaced with the following:
“10.    Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below), the PID Permit and the exercise by Landlord of its rights hereunder, Tenant shall have the right to use all of the parking spaces at the Project for the first 36 months after the Initial Commencement Date. Tenant’s right to use all of the parking spaces at the Project shall be extended for so long as all of Tenant’s Expansion Rights (as defined in Section 39) continue in full force and effect. All of Tenant’s parking rights under this Lease shall, during the Base Term, be at no additional cost to Tenant, except as provided for herein. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that all parking at the Project (including, without limitation, the number of parking spaces available in the Parking

Structure(s) (as defined below) and in the balance of the Project) shall be required at all times to satisfy all Legal Requirements for the Project.
Notwithstanding anything to the contrary contained in this Lease, Tenant may only elect to exercise any of its Extension Rights under Section 40 with respect to less than all of the Buildings, if, as of the commencement date of the applicable Extension Term, (i) there are at least 3 parking spaces per 1,000 rentable square feet available for each Building with respect to which Tenant does not extend the Term of the Lease and those parking spaces are in close proximity to the applicable Building, and (ii) there are sufficient parking spaces available for each Building with respect to which Tenant has elected to extend the Term of the Lease to comply with applicable Legal Requirements (but in no event no less than 2.5 parking spaces per 1,000 rentable square feet). Tenant agrees to indemnify, defend, save and hold Landlord harmless from and against any and all Claims (including, without limitation, from any Governmental Authority) at any time(s) (including, without limitation, during the construction of any Building(s) and/or Parking Structure(s)) in connection with there not being sufficient parking spaces at the Project as may be required by applicable Legal Requirements.
If Tenant’s Expansion Rights expire and/or Landlord commences constructing any new buildings at the Project (“New Construction”), Tenant shall, subject to the provisions of this Section 10, have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park in those areas designated for non-reserved parking, subject in each case to Landlord’s commercially reasonable rules and regulations; provided, however, that Landlord may reduce the allocation to Tenant to less than Tenant’s pro rata share if Tenant’s pro rata share would result in any Building(s) at the Project not being leased in their entirety by Tenant having less than 3 parking space per 1,000 rentable square feet. Landlord may allocate parking spaces among Tenant and other tenants in the Project as described above if Landlord determines that parking facilities are becoming crowded. If Landlord commences New Construction, Tenant may elect to mark as reserved or separate and secure its parking from the balance of the Project, in which case, Landlord shall reasonably cooperate with Tenant to effectuate, if possible and at Tenant’s sole cost and expense, such a separation of Tenant’s parking in a manner reasonably acceptable to Landlord and Tenant. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.”
b.Notwithstanding anything to the contrary contained in Section 10 of the Lease, the number of parking spaces allocated to Tenant for Building 6 (and/or any other Expansion Buildings) shall be reduced by the number of parking spaces which Landlord reasonably determines cannot be constructed or used as a result of any generator(s), not to exceed 2 generators, and/or any HVAC pad(s)/enclosure(s) constructed in connection with the Tenant’s use of Building 6 (and/or any other Expansion Buildings). Tenant acknowledges and agrees that the location and screening (and related landscaping with respect to) any such generator(s) and/or HVAC pad(s)/enclosure(s) shall be subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed) and Tenant shall be responsible for bearing all costs in connection foregoing; provided, however, that Tenant may use the Building 6 TI Allowance to pay for the same in connection with Building 6.
c.All costs and expenses related to any off-site parking, shuttles and/or any other measures required to satisfy parking requirements at the Project (including, without limitation all Legal Requirements with respect to the number of required parking spaces) during the construction of Building 6 or any other improvements at the Project shall be borne by Tenant and shall be the sole responsibility of Tenant.
Upon completion of the P1 Parking Structure, Tenant shall have the exclusive right to use the entire P1 Parking Structure during any period when Tenant is leasing both Building 4 and Building 6 in their entirety. Tenant shall, at any and all times during the Base Term and, if applicable, any Extension Term(s) where Tenant is leasing both Building 4 and Building 6 in their entirety, be responsible for all of the Operating Expenses and any other costs actually incurred by Landlord or Tenant in connection with the P1 Parking Structure (including, without limitation, any all Taxes). If, at any time during the Base Term and, if applicable, any Extension Term(s), Tenant only leases one of such Buildings or only a portion of either such Building, Tenant shall (i) only be entitled to such applicable Building’s pro rata share of the spaces in the P1 Parking Structure (with pro rata share being calculated based on rentable square footage of both Buildings), and Landlord may designate which other Building(s) or tenants may utilize the balance of the P1 Parking Structure, and (ii) only be responsible for the applicable Building’s pro rata share of the Operating Expenses in connection with the P1 Parking Structure.

9.
Permitted Use. In addition to the Permitted Use (as provided for on the first page of the Lease), Tenant shall be entitled to use Building 6 for manufacturing purposes in compliance with applicable Legal Requirements.

Notwithstanding anything to the contrary contained in the Lease or that certain letter agreement between Landlord and Tenant dated May 10, 2013 (“Letter Agreement”), Tenant shall be entitled to use Building 5 and the amphitheater adjacent to Building 5, subject to the terms and conditions of the Lease and the Letter Agreement, for lectures, concerts, plays, fundraising activities and/or similar events conducted by or for certain businesses, non-profit entities and/or individuals, whether or not they are engaged in the health and life sciences industry.

10.	Alterations. Section 12 of the Lease is hereby amended as follows:
a.The language in clause (vi) in the second sentence of the first paragraph of Section 12 which reads as follows “(vi) do not involve a use of the Premises that is inconsistent with the current use of the Premises, without Landlord’s prior approval if the cost of any such Alteration (excluding carpeting and painting) does not exceed $100,000 and the aggregate cost of all such Alterations (excluding carpeting and painting) in any 12 month period does not exceed $300,000” is hereby deleted in its entirety and replaced with the following:
“(vi) do not involve a use of the Premises that is inconsistent with the current use of the Premises, without Landlord’s prior approval, and if the cost of any such Alteration (excluding carpeting and painting) does not exceed $400,000 per occurrence and the aggregate cost of all such Alterations (excluding carpeting and painting) in any 12 month period does not exceed $2,000,000.”
b.Notwithstanding anything to the contrary contained in the third to last sentence of the second paragraph of Section 12 of the Lease, in no event shall Tenant be required to pay to Landlord any plan review, coordination, scheduling or supervision fee in connection with any Notice-Only Alterations.

11.
Extension Right. For the avoidance of doubt, the Extension Rights granted to Tenant pursuant to Section 40(a) of the Lease shall apply to Building 6. Notwithstanding anything to the contrary contained in Section 40(a), if Tenant elects to exercise any Extension Right(s) for Building 6 pursuant to Section 40(a), upon the commencement of the applicable Extension Term, Base Rent for Building 6 shall be payable at the Building 6 Market Rate (as defined below). Base Rent for Building 6 shall thereafter be adjusted on each anniversary of the commencement date of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Building 6 Market Rate is determined (or as part of the determination of Building 6 Market Rate as provided in Section 40(b) if the parties are unable to agree on the Building 6 Market Rate). As used herein, “Building 6 Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings), nonrenewal, non-expansion and nonaffiliated tenants of similar financial strength for space of comparable size, quality (based on the Building Shell and the depreciated amount of the Building 6 Tenant Improvements paid for with the Building 6 TI Allowance (assuming a 38-year amortization schedule) and the land value for Building 6 agreed upon by the parties (for the avoidance of doubt, the “land value” for Building 6 shall mean that portion of the Project allocated to or required for Building 6 along with the parking required pursuant to applicable Legal Requirements in connection with Building 6 (which may include the land upon which the P1 Parking Structure is located) and not any excess land), parking spaces allocated to Building 6 and floor height in first class office/research and development buildings (with a manufacturing component, if applicable), as applicable, in the University Towne Center area of San Diego for a comparable term, with the determination of the Building 6 Market Rate to take into account all relevant factors, including tenant inducements, leasing commissions, allowances or concessions, if any. If the allowances, free rent and/or other economic concessions granted with respect to Building 6 pursuant to this Section 11 differ from those granted in the comparable transactions, an adjustment to the applicable Building 6 Market Rate shall be made on a basis consistent with the adjustments commonly made in the market for comparable differences in concession packages. For the avoidance of doubt, in no event shall the Building 6 Market Rate include the cost of any tenant improvements or other alterations to Building 6 paid for solely by Tenant.

12.
Early Termination Right. For the avoidance of doubt, if Tenant elects to exercise its Termination Right pursuant to Section 42 of the Lease, the lease with respect to Building 6 shall also terminate on the Termination Date and the Early Termination Payment payable by Tenant shall also include (i) an amount equal to 6 months of Rent with respect to Building 6 at the amount payable with respect to Building 6 by Tenant as of the date that Tenant delivers the Termination Notice to Landlord, and (ii) an amount equal to, as calculated by Landlord and provided to Tenant within 10 business days after Tenant delivers a written request therefor to Landlord, (1) the unamortized Building 6 TI Allowance, and (2) all of the unamortized third party leasing commissions paid by Landlord in connection with Tenant’s lease of Building 6, which amounts in this clause 12(ii) shall be subject to verification by Tenant.

13.	Right to Expand. Section 39 of the Lease is hereby deleted in its entirety and replaced with the following:

“39.    Right to Expand.
(a)Expansion in the Project. Subject to the provisions of this Section 39, Tenant shall have the right, but not the obligation, on or before December 31, 2022 (“Expansion Right Expiration Date”) to expand the Premises (the “Expansion Rights”) to include up to 3 to be constructed buildings (and any related subterranean and other parking) at the Project as shown on the Master Site Plan (as defined below) (“Building 7”, “Building 8” and “Building 9”, as and if applicable), all upon the terms and conditions in this Section 39; provided, however, that all of the Expansion Requirements (as defined below) are met each time Tenant exercises an Expansion Right. Building 7, Building 8 and Building 9 shall each be individually referred to herein as an “Expansion Building” and collectively as the “Expansion Buildings”. Landlord shall endeavor to cause the Expansion Building(s) to be constructed in the locations shown on the Master Site Plan, and Exhibit H to the Lease shall no longer apply.
Landlord is processing a Community Plan Amendment (“CPA”) and PID Permit Amendment with the City of San Diego (“City”) to increase the development intensity for the Project site (as measured by gross floor area or authorized “average daily vehicle trips” (“ADT”)) necessary to allow for the development of the Expansion Buildings (collectively, “Additional Entitlements”). Landlord shall have no obligation to continue to attempt to process the Additional Entitlements after August 15, 2016, nor shall Landlord be required to incur costs and expenses in excess of $1,265,000 in connection with processing the Additional Entitlements. Following the earlier to occur of the City’s approval of the Additional Entitlements (and all applicable periods for filing a legal challenge to the Additional Entitlements have expired) and August 15, 2016, Landlord shall cause a site plan to be developed in accordance with Landlord’s requirements but after consultation with Tenant (“Master Site Plan”), which shall be reflective of the Additional Entitlements approved by the City together with any existing remaining entitlements at the Project. The Master Site Plan shall include, without limitation, the size, rentable square footage and location of the Expansion Building(s) and related parking. Notwithstanding the foregoing, Landlord and Tenant shall mutually agree prior to completion of the Master Site Plan and specify on the Master Site Plan the order in which Tenant may exercise its Expansion Rights with respect to the Expansion Building(s) by identifying the Expansion Buildings as Building 7, Building 8 and Building 9, as applicable, and Tenant shall not have the right to elect to exercise an Expansion Right for a later numbered Expansion Building if Tenant has not previously or concurrently therewith exercised an Expansion Right with respect to the immediately preceding Expansion Building number. Landlord and Tenant acknowledge and agree that, notwithstanding the foregoing, the Master Site Plan may provide for one or two Expansion Buildings utilizing all of the Buildable Entitlements (as defined below) rather than three Expansion Buildings contemplated above; provided, however, in no event shall any Expansion Building on the Master Site Plan contain less than 100,000 rentable square feet of laboratory and/or office space. Landlord and Tenant acknowledge and agree that the Master Site Plan may be subject to changes requested or required by the City of San Diego. Notwithstanding anything to the contrary contained in this Lease, Tenant acknowledges that Additional Entitlements have not been approved by the City and, in the event the City does not approve the Additional Entitlements on terms and conditions acceptable to Landlord in its sole and absolute (but good faith) discretion, Landlord shall have the right at any time, in Landlord’s sole and absolute (but good faith) discretion but after consultation with Tenant, to amend the Expansion Rights (including the number of Expansion Buildings) to which Tenant is entitled under this Lease in a manner reasonably acceptable to Landlord and reflective of the actual entitlements and development intensity approved by the City. Landlord agrees that, while Tenant’s Expansion Rights remain in effect, Landlord shall not transfer any development intensity associated with the Additional Entitlements approved by the City to any other sites or projects. Landlord is seeking Additional Entitlements that will yield up to 459,245 additional rentable square feet. Notwithstanding anything to the contrary contained herein, if Tenant’s Expansion Rights are no longer in effect (e.g. because Tenant does not pay Land Rent other than as a result of Tenant having made the One Time Land Rent Payment (as defined below) to Landlord), Landlord may at any time(s) freely transfer any development intensity associated with the Additional Entitlements to and other sites or projects. Notwithstanding the foregoing, Landlord may freely transfer any development intensity associated with the Additional Entitlements in excess of those required to develop 459,245 rentable square feet of Expansion Building(s) to any other sites or projects. Upon Tenant’s written request from time to time during the Term, Landlord shall provide to Tenant updated information regarding the status of the Additional Entitlements, including, but not limited to, material correspondence between Landlord and any governmental authority regarding such entitlements.
Landlord shall, on or before May 8, 2015, provide Tenant with an accounting of any costs and expenses incurred by Landlord in connection with processing the Additional Entitlements and a budget for estimated future costs and expenses. Thereafter, Landlord shall within a reasonable period, after written request from

Tenant each month, provide Tenant with an accounting of the costs and expenses incurred by Landlord in the preceding month in connection with processing the Additional Entitlements.
Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right to notify Landlord in writing (“Waiver Notice”) at any time prior to August 16, 2016, that Tenant has no interest in Landlord processing the Additional Entitlement for Tenant’s benefit, in which case (i) Tenant shall be required to promptly reimburse Landlord for all of the third party costs and expenses incurred by Landlord in connection with Landlord processing the Additional Entitlements up to the date that is 30 days after Landlord’s receipt of Tenant’s Waiver Notice up to $1,265,000 (unless Tenant previously approved in writing costs and expenses in excess of such amount, in which case Tenant shall be required to also reimburse Landlord for such excess costs and expenses approved by Tenant), (ii) Tenant shall not be responsible for paying any additional costs thereafter incurred by Landlord in connection with processing the Additional Entitlements, (iii) Landlord may, at Landlord’s sole cost and expense and in its sole and absolute discretion, elect to continue to process the Additional Entitlements, (iv) Landlord shall have the right at any time(s) to (x) freely transfer any development intensity associated with any existing and/or Additional Entitlements to any other sites or projects and/or (y) if Tenant does not pay Land Rent as and when required, Landlord shall be free to construct additional building(s) at the Project and lease all or any portion of such new building(s) to any third party(ies) (except as provided in Section 44(r)) upon any terms and conditions acceptable to Landlord, and (v) Tenant’s remaining Expansion Rights under this Section 39 shall terminate.
As used in this Lease, “Expansion Requirements” shall mean that all of the following requirements are satisfied: (i) Tenant is not in material Default under any provision of the Lease; (ii) Tenant has a credit rating of “BBB-” or better from Standard & Poor’s Corporation, or “Baa3” or better from Moody’s Investors Service, Inc. (or in each case any successor thereof), or, in the event that Tenant does not have a credit rating at that time, Tenant has a net worth (as determined in accordance with GAAP) that is not less than the Minimum Net Worth Amount; and (iii) Illumina, Inc., a Delaware corporation, or any entity leasing or subleasing the Premises pursuant to a Permitted Assignment, is the tenant occupying and operating out of at least 70% of the Premises under this Lease.
Subject to the terms and conditions of this Section 39, if Tenant elects to exercise an Expansion Right with respect to any Expansion Building(s), Tenant shall, on or before the Expansion Right Expiration Date, deliver written notice to Landlord of its election to exercise such Expansion Right (each, an “Expansion Notice”), which Expansion Notice shall identify the Expansion Building(s) with respect to which Tenant is exercising its Expansion Right (each an “Identified Expansion Building”) along with a deposit in the amount of $100,000 multiplied by the number of Identified Expansion Buildings identified in the Expansion Notice for use by Landlord for the initial costs actually incurred by Landlord in connection with the initial design and pricing (collectively, “Initial Costs”) for each Identified Expansion Building (“Expansion Deposit”). Landlord agrees to contribute up to $100,000 for the Initial Costs associated with each Identified Expansion Building following the exhaustion of Tenant’s applicable Expansion Deposit for such Identified Expansion Building (evidence of which exhaustion/contribution shall be provided to Tenant upon Tenant’s written request from time to time in the form of a detailed line item statement).
Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) Landlord shall have no obligation to commence the design and/or construction of any Expansion Building prior to Tenant delivering an Expansion Notice and an Expansion Deposit with respect to such Expansion Building to Landlord, (ii) in no event shall Tenant have the right to exercise an Expansion Right with respect to any later numbered Expansion Building if Tenant has not previously or concurrently therewith exercised an Expansion Right with respect to the Expansion Building number immediate preceding it (e.g. Tenant cannot elect to exercise an Expansion Right for Building 8 if Tenant has not exercised an Expansion Right for Building 7) and Landlord shall have the right, in Landlord’s sole and absolute discretion, to elect not to construct any later numbered Expansion Building(s) for Tenant if Tenant elects as provided for in this Lease to rescind its Expansion Notice with respect to an earlier numbered Expansion Building (e.g., Landlord can elect not to construct Building 8 if Tenant rescinds its Expansion Notice for Building 7), (iii) in no event shall Tenant have the right under any circumstances to exercise an Expansion Right with respect to less than all of the rentable square footage of an Expansion Building, (iv) the site plan including, without limitation, the number of floors, rentable square footages, configuration and locations of the Expansion Buildings within the Project are not guaranteed and are subject to change by Landlord in the exercise of Landlord’s reasonable discretion; provided, however, that so long as all of Tenant’s Expansion Rights remain in full force and effect under this Section 39, any such changes made by Landlord shall not materially and adversely impact: (A) the use of the Expansion Buildings for the Permitted Use, (B) Tenant’s ability to access the Premises, (C) Tenant’s parking rights under Section 10, or (D) the total square footage available to Tenant for expansion of the Premises pursuant to this Section 39(a), and (v) Landlord’s obligation to develop each Expansion Building on receipt of the applicable Expansion Notice is expressly conditioned upon and subject to, and with Landlord having no liability for the failure of any of such conditions (except as otherwise expressly provided herein), Landlord’s ability to obtain, on terms and conditions reasonably acceptable to Landlord, all governmental approvals necessary to permit the design and construction of the applicable Expansion Building, the reasonable availability of materials and labor and all other conditions outside of Landlord’s reasonable control. If Tenant exercises its Expansion Rights hereunder with respect to any Expansion Building and does not exercise any of its rescission rights under Section 39(c) with respect thereto, Landlord agrees to use reasonable and diligent efforts to pursue and obtain as contemplated under this Lease and the applicable work letter the necessary governmental approvals to permit the design and construction of such Expansion Building.
(b)Land Rent. Commencing on the Building 6 Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term and each Extension Term, Tenant shall be required to pay rent to Landlord (“Land Rent”) in an amount which results in Landlord receiving in equal monthly installments a 7.5% per annum return on the then Building Entitlement Value. Notwithstanding the foregoing, Land Rent shall be abated until December 31, 2018, and Tenant shall not be required to commence paying Land Rent until January 1, 2019. The Building Entitlement Value shall be increased on each Building 6 Adjustment Date by multiplying the Building Entitlement Value immediately before such Building 6 Adjustment Date by the Bi-Annual Rent Adjustment Percentage and adding the resulting amount to the Building Entitlement Value immediately before such Building 6 Adjustment Date.
As used herein, (i) “Building Entitlement Value” shall mean (x) $8,009,437 (which is the amount Landlord and Tenant have agreed to use as the value of any remaining Buildable Entitlements as of January 26, 2015 (with both parties recognizing that there is no guaranty as to the actual number of Buildable Entitlements which will remain)) after taking into account the estimated number of Buildable Entitlements being utilized for the construction of Building 6 plus (y) an amount equal to all of the actual third party costs and expenses incurred by Landlord in connection with Landlord processing the Additional Entitlements with the City, with such costs and expenses not to exceed $1,265,000 without Tenant’s prior written approval, and (ii) “Buildable Entitlements” shall mean the amount of rentable square footage that can be developed on the site based on the development intensity authorized by the Additional Entitlements.
Each time Tenant elects to exercise an Expansion Right for an Expansion Building, the Building Entitlement Value shall, for purposes of calculating Land Rent, be reduced on the Expansion Building Rent Commencement Date for such Expansion Building by the value on a per rentable square foot basis of the Buildable Entitlements (the “Per Square Foot Value”) being utilized for such Expansion Building. The Per Square Foot Value shall be determined by dividing the Building Entitlement Value by the actual number of Buildable Entitlements which have been irrevocably granted to the Project, and except for the bi-annual increases provided for in the first paragraph of this Section 39(b) the same shall not be subject to change after August 15, 2016. The value of the Buildable Entitlements being utilized for the applicable Expansion Building shall be calculated by multiplying the Per Square Value of the Building Entitlements by the amount of rentable square feet being utilized for such Expansion Building. Notwithstanding anything to the contrary contained herein, the Building Entitlement Value shall not be subject to adjustment except as provided for in first sentence of this paragraph and/or if Tenant pays to Landlord the One Time Land Rent Payment.
    The Land Rent exhibit which is attached as Exhibit H to the Second Amendment is intended to illustrate how Landlord and Tenant arrived at the determination of current Building Entitlement Value of $8,009,437 and with both parties agreeing that such amount shall not be adjusted even if the remaining Buildable Entitlements after taking into account the Buildable Entitlements being utilized for the construction of Building 6 is substantially more or less than 143,920 rentable square feet. Tenant acknowledges and agrees that there is no assurance that, even after Landlord has incurred costs and expenses (up to potentially $1,265,000) to attempt to obtain the Additional Entitlements (and which result in an increase in the Building Entitlement Value) that Landlord will receive any of the Additional Entitlements reflected on Exhibit H to the Amended and Restated Second Amendment as Anticipated Additional FAR and, as such, the $20.19 Per Square Foot Value of the Building Entitlements reflected on the last line of such exhibit may never be achieved.
Notwithstanding the foregoing, if Tenant so elects, Tenant shall have the right, at any time after August 15, 2016 but upon not less than 30 days advance written notice to Landlord, to pay to Landlord the then full Building Entitlement Value in a single cash payment (the “One Time Land Rent Payment”) in which case

Tenant shall not be required to continuing paying Land Rent but Tenant shall not forfeit those rights under this Section 39 which Tenant would otherwise forfeit if Tenant ceased paying Land Rent.
Notwithstanding anything to the contrary contained herein, if (other than a result of Tenant having paid the One Time Land Rent Payment to Landlord) Tenant does not pay (or ceases to pay) Land Rent when required under this Lease, (i) Tenant shall be required to promptly reimburse Landlord for all of the third party costs and expenses incurred by Landlord in connection with Landlord processing the Additional Entitlements up to $1,265,000 (unless Tenant approved in writing costs and expenses in excess of such amount in which case Tenant shall be required to also reimburse Landlord for such excess costs and expenses approved by Tenant), (ii) Tenant’s remaining Expansion Rights shall terminate and Tenant shall have no further rights under this Section 39, and (iii) Landlord shall have the right at any time(s) to freely transfer any development intensity associated with the Additional Entitlements to any other sites or projects and/or develop any new building(s) at the Project and lease all or any portion of such new building(s) to any third party(ies) (except as provided in Section 44(r)) upon any terms and conditions acceptable to Landlord. If Tenant fails to pay (or ceases to pay) Land Rent, Tenant shall not have the right to thereafter elect to resume paying Land Rent.
In addition, if Tenant elects to exercise an Extension Right for less than the entire Premises, Landlord shall have the right at any time(s) to develop any new building(s) at the Project and lease all or any portion of such new building(s) to any third party(ies) (except as provided in Section 44(r)) upon any terms and conditions acceptable to Landlord.
(c)Rescission Rights.
(i)Initial Rescission Right. Following receipt of each Expansion Notice, Landlord shall deliver to Tenant a detailed written line item estimate on the part of Landlord of the Project Costs (as defined below) for the Identified Expansion Building (“Initial Project Cost Estimate”) along with a corresponding estimate of the initial monthly Base Rent which would be due for the applicable Identified Expansion Building (“Initial Base Rent Estimate”). Tenant shall have the right (“Initial Rescission Right”) to rescind the applicable Expansion Notice by delivery to Landlord of a written rescission notice (“Initial Rescission Notice”) on or before the date that is 15 business days after Landlord’s delivery to Tenant of the Initial Project Cost Estimate and Initial Base Rent Estimate for the Identified Expansion Building if (and only if) the Initial Base Rent Estimate for the Identified Expansion Building for the first year of the Base Term for such Identified Expansion Building exceeds $3.00 per rentable square foot per month (“Cap Amount”). The Cap Amount provided for in the preceding sentence applies if the first year of the Base Term for the Identified Expansion Building is reasonably estimated by Landlord to commence within 24 months after the Initial Commencement Date, and the Cap Amount shall thereafter be increased by the Bi-Annual Rent Adjustment Percentage on every other anniversary of the Initial Commencement Date. The Initial Rescission Right shall only apply, depending on when the Base Term for the Identified Expansion Building is reasonably estimated by Landlord to commence, if the Initial Base Rent Estimate exceeds the Cap Amount (as adjusted). If Tenant fails to timely deliver the Initial Rescission Notice to Landlord, Tenant shall be deemed to have waived its Initial Rescission Right. If Tenant delivers the Initial Rescission Notice to Landlord pursuant to this paragraph, Tenant’s Expansion Right with respect to the Identified Expansion Building shall terminate and be of no further force or effect, in which case Tenant shall have no further rights under Section 39 with respect to such Identified Expansion Building but Tenant shall nonetheless be required to pay Land Rent until the expiration of the Base Term.
(ii)Final Rescission Right. Following Tenant’s waiver of its Initial Rescission Right and the development by Landlord of preliminary plans for such Identified Expansion Building, Landlord shall prepare a RFP for 3 general contractors reasonably acceptable to Landlord and Tenant who will each be requested to respond with their fee and general conditions based on the Expansion Building Preliminary Plans. Landlord and Tenant shall use reasonable efforts to agree upon one of the bids (“Contractor’s Initial Bid”) for the purposes of developing a revised estimate of the Project Costs. Based on the Contractor’s Initial Bid, Landlord shall deliver to Tenant a revised written estimate on the part of Landlord of the Project Costs for the Identified Expansion Building (“Revised Project Cost Estimate”). Tenant shall have a final right (“Final Rescission Right”) to rescind the applicable Expansion Notice by delivery to Landlord of a written rescission notice (“Final Rescission Notice”) on or before (i) the date that is 15 business days after Landlord’s delivery to Tenant of the Revised Project Cost Estimate for the Identified Expansion Building if (and only if) the Revised Project Cost Estimate exceeds the Initial Project Cost Estimate by more than 20%, or (ii) the date that is 5 business days after Landlord selection of such Contractor’s Initial Bid for the purposes of developing the Revised Project Cost Estimate if Tenant was unwilling to agree to use the Contractor’s Initial Bid selected by Landlord for the purposes of developing a revised estimate of the Project Costs. If Tenant fails to timely deliver the Final Rescission Notice to Landlord, Tenant shall be deemed to have waived its Final Rescission Right. If Tenant delivers the Final Rescission Notice to Landlord pursuant to this paragraph, Tenant’s Expansion Right with respect to the Identified Expansion Building shall terminate and be of no further force or effect, in which case Tenant shall have no further rights under Section 39 with respect to such Identified Expansion Building, but Tenant shall nonetheless be required to pay Land Rent until the expiration of the Base Term.
(iii)Effect of Multiple Rescissions. Notwithstanding anything to the contrary contained in this Lease, if Tenant’s exercises a second Initial Rescission Right and/or a second Final Rescission Right under this Lease, Tenant shall be solely responsible (without any contribution from Landlord) for all Initial Costs and other related costs incurred by Landlord in connection with all future exercises by Tenant of any of its Expansion Rights.
(iv)Acknowledgement. If Tenant elects to exercise either its Initial Rescission Right or its Final Rescission Right with respect to any Identified Expansion Building, Landlord shall return to Tenant any unused portion, if any, of the Expansion Deposit delivered by Tenant to Landlord with respect to such Identified Expansion Building. Tenant acknowledges and agrees that the Initial Project Cost Estimates and the Revised Project Cost Estimate provided by Landlord and the Contractor’s Initial Bid delivered pursuant to the provisions of Section 39(c)(i) and (ii) are merely estimates and are not a guaranty of actual Project Costs and/or the amount of Base Rent which will be payable for any Identified Expansion Building and Landlord shall have no liability to Tenant in connection therewith nor shall Tenant have any additional rescission rights beyond those expressly provided for in Section 39(c)(i) and (ii).
(d)Lease Terms for Expansion Building(s). Tenant acknowledges and agrees that if Tenant leases any Expansion Building(s) pursuant to this Section 39, all of the terms and conditions of this Lease shall apply to the leasing of such Expansion Building, except that: (i) the definitions on page 1 of this Lease shall be amended as necessary to document and reflect the addition of the applicable Expansion Building to the Project; (ii) Tenant shall be required to pay annual Base Rent in equal monthly installments for the first 12 months following the Expansion Building Rent Commencement Date (as defined below) for the applicable Expansion Building at a rate which provides Landlord with an annual return on all Project Costs for such Expansion Building which is the greater of (A) 300 basis points above the 10-year U.S. Treasury yield as of the date that Landlord receives the applicable Expansion Notice, and (B) 8.5%, and such return shall be subject to increases as provided for in Section 4 hereof by the Bi-Annual Rent Adjustment Percentage on every other anniversary of the applicable Expansion Building Rent Commencement Date; (iii) the Base Term of the Lease with respect to the applicable Expansion Building shall expire on the same day as the Base Term with respect to the original Premises; provided, however, that each time Tenant exercises its Expansion Right with respect to any Expansion Building during the last 120 months of the Base Term, the Base Term for the entire Premises shall be extended each time to the date that is 120 months after the Expansion Building Rent Commencement Date for the applicable Expansion Building; (iv) Landlord shall be responsible for the construction of tenant improvements in each Expansion Building desired by Tenant which improvements shall be of a fixed and permanent nature approved by Landlord (“Expansion Building Tenant Improvements”) and shall be required to satisfy the requirements set forth on Exhibit K, and the parties shall enter into a work letter for the Expansion Building and Expansion Building Tenant Improvements reasonably acceptable to both parties and based substantially on the form of work letter attached hereto as Exhibit J (each, an “Expansion Building Work Letter”) with Tenant receiving a tenant improvement allowance from Landlord in the amount of $60 per rentable square foot of the applicable Expansion Building ($7.50 per rentable square foot of which may be used for Tenant’s cabling and Tenant’s furniture, fixtures and equipment within the applicable Expansion Building) which shall be disbursed as provided for in the applicable Expansion Building Work Letter; and (v) the “Expansion Building Rent Commencement Date” shall be the date that is 60 days after the Substantial Completion of the Building Shell and the Substantial TI Completion of the Expansion Building Tenant Improvements (all as defined in the Expansion Building Work Letter), and Tenant shall commence paying Base Rent and Operating Expenses for the Expansion Building on such date.
As used in this Lease, “Project Costs” shall mean the sum of all of the actual, documented costs incurred by Landlord through Project Close-Out in connection with the acquisition, design and construction of the applicable Expansion Building, the Parking Structure and all related improvements including, without limitation: (i) the value of the land on which the applicable Expansion Building is being constructed (which for purposes hereof the parties agree is equal to the then value of the Buildable Entitlements being utilized for the applicable Expansion Building as calculated pursuant to Section 39(b); (ii) architectural, engineering, construction and development cost and fees; (iii) other soft and legal costs; (iv) a development fee to Landlord equal to 3% of the hard Project Costs; (v) Landlord’s carry costs related to the applicable Expansion Building from the initiation of construction of such Expansion Building until the applicable Expansion Building Rent Commencement Date; (vi) the $60 per rentable square foot tenant improvement allowance granted by Landlord for the applicable Expansion Building Tenant Improvements plus Landlord’s carry costs related to the applicable Expansion Building Tenant Improvements from the initiation of construction of the applicable Expansion

Building Tenant Improvements until the applicable Expansion Building Rent Commencement Date; (vii) infrastructure costs, assessments, impact fees, site preparation costs, testing, labor and materials to construct the applicable Expansion Building and the Parking Structure and related infrastructure and improvements, permit fees, costs associated with obtaining the PID Permit amendment and necessary entitlement or re-entitlements, if necessary, and any other governmental fees, sales taxes and fees payable to contractors, project landscaping, water, gas and electrical fees and related miscellaneous costs, and builder’s risk insurance and other insurance related costs, (viii) leasing commissions, if any, payable to a broker solely in its capacity as the broker representing Tenant in connection with the applicable Expansion Right and, unless Tenant has notified Landlord in writing otherwise, such broker shall be Cushman & Wakefield of San Diego, Inc., but only if Steve Rosetta is the broker at Cushman & Wakefield of San Diego, Inc., representing Tenant in connection with the applicable Expansion Right and further provided however, that Landlord and Tenant’s broker (whether Cushman & Wakefield of San Diego, Inc., or any other brokerage company) shall have entered into a commission agreement with respect to such commission which agreement is in form and content acceptable to Landlord and such broker, each in their respective sole and absolute discretion, (ix) Landlord’s carry costs related to the Parking Structure from the initiation of construction of such Parking Structure until the Project Close-Out; (x) Landlord’s contribution towards the Initial Costs for such Expansion Building, and (xi) Landlord’s reasonable financing costs (or reasonable imputed market rate financing costs) with respect to all of the foregoing. Landlord shall not incur any Project Costs not contemplated by this Lease and/or any applicable work letter without Tenant’s prior written approval. Tenant shall have the right to audit Project Costs within 180 days after the Project Close-Out and if Tenant discovers errors and Landlord and Tenant are unable to resolve such dispute within 30 days after the expiration of such 180 day period, it shall be resolved by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association.
As used herein, “Parking Structure” shall mean, all as elected by Landlord in it sole discretion, one or more levels of subterranean parking and/or one or more parking structures each of which may be constructed in one or more phases with the same or different numbers of tiers in each phase. Landlord shall have right, after taking into consideration potential limitations or difficulties on construction of future parking at the Project if additional buildings beyond the applicable Expansion Building were in the future to be constructed, require the construction in connection with any Expansion Building of more subterranean and/or other parking levels and spaces than are required under applicable Legal Requirements to satisfy the PID Permit and other applicable requirements for the then Premises and the additional rentable square footage of such Expansion Building. Each Parking Structure shall generally comply with the requirements set forth on Exhibit O attached hereto. Landlord shall use reasonable efforts to notify Tenant of its elections with respect to the applicable Parking Structure(s) within a reasonable time after Tenant exercises its Expansion Right for an Expansion Building. If Landlord elects to construct any Parking Structure(s) in phases, all of the Project Costs incurred in connection with each such phase of the applicable Parking Structure(s) shall be attributable to the applicable Expansion Building being constructed by Landlord. For example, if Landlord elects in connection with Tenant’s exercise of the Expansion Right for Building 7 to construct a Parking Structure with only 2 tiers, all of the Project Costs in connection with such Parking Structure shall be included in the definition of Project Costs for Building 8 and used to calculate Base Rent for Building 8, and, if Tenant thereafter elects to exercise its Expansion Right for Building 8, and Landlord elects to construct additional tiers and/or a new Parking Structure at that time, all of the Project Costs in connection with such additional tiers and/or new Parking Structure shall be included in the definition of Project Costs for Building 8 and used to calculate Base Rent for Building 7. Notwithstanding anything to the contrary contained herein, if Tenant properly exercises its rescission rights as provided for in this Lease, any elections made by Landlord pursuant to this paragraph shall not be binding on Landlord if Landlord so elects and Landlord shall be free to make new elections if Tenant thereafter exercises any of its Expansion Rights.
As used in this Lease, “Project Close-Out” shall mean the first date following the final completion of the applicable Expansion Building by Landlord that (i) all contractors, subcontractors, suppliers, architects and others who supplied labor or materials have been paid in full and all liens are released; (ii) the architect or general contractor for the applicable Expansion Building have issued any certificate(s) of completion as may be required by Landlord; (iii) all punch list items have been completed; and (iv) the contractors and architect have provided all close out documentation required by Landlord; provided, however, that in no event shall such date be deemed to occur until the applicable Expansion Building Rent Commencement Date.
(e)Construction of Expansion Buildings. In addition to the foregoing, the following provisions shall apply with respect to the design and construction of each Expansion Building:

(A)Building Shell. Notwithstanding anything to the contrary contained in this Section 39, Landlord’s construction obligation with respect to the each Expansion Building shall be limited to an obligation to construct, subject to the other provisions of this Section 39, and to deliver to Tenant the Expansion Building upon Substantial Completion of the Building Shell and upon Substantial TI Completion of the Expansion Building Tenant Improvements. As used in this Lease, “Building Shell” shall mean a warm shell containing the warm shell requirements set forth in the Expansion Building Requirements attached hereto as Exhibit I. As used in this Lease, “Building Shell/TI Delivery Date” shall mean the date that Tenant is notified in writing that the Building Shell has been Substantially Completed (and is in fact Substantially Completed).
(B)Architects and Contractors. After the selection of the general contractor as provided for in the Expansion Building Work Letter, Landlord shall enter into a guaranteed maximum price contract with the selected general contractor.
(C)Plans. Tenant acknowledges that certain plans and other information that may be made available to Tenant pursuant to the provisions of this Section 39 and any Expansion Building Work Letter constitute information that Landlord considers confidential and, upon request from Landlord, Tenant and Landlord shall execute a confidentiality and non-disclosure agreement reasonably acceptable to each party with respect to such confidential information.
(D)Budget. The cost information related to the design and construction of each Expansion Building shall be shared with Tenant on a so called “open book basis”. Tenant shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any material changes to the final budget prior to Landlord entering into the guaranteed maximum price contract with the general contractor for the Building Shell. Notwithstanding anything to the contrary contained herein or in the Expansion Building Work Letter, Landlord shall have the right to include a contingency of up to 10% in the budget and in the guaranteed maximum price contract with the general contractor. In addition, the budget for each Expansion Building shall also include a payment for the development fee provided for as part of the Project Costs. Landlord shall not be entitled to any reimbursement of any fees, overhead, travel, salaries or costs of Landlord’s personnel in connection with the construction of the Expansion Building unless they are defined as direct Project Cost.
(E)Schedule. Landlord’s proposed construction schedule shall be included as part of the Expansion Building Work Letter. Landlord shall use reasonable efforts to cause the Building Shell to be Substantially Completed within 24 months after the building permit for the shell and core construction of the applicable Shell Building has been issued by the applicable Governmental Authority). If the Building Shell/TI Delivery Date has not occurred within such 24 month period, Tenant shall have no right to terminate this Lease with respect to the Expansion Building nor shall Landlord have any liability to Tenant for any loss or damage resulting therefrom except that Tenant shall be entitled to occupy such Expansion Building following the Expansion Building Rent Commencement Date without the obligation to pay Base Rent 1 day for each day following the expiration of such 24 month period until the Building Shell/TI Delivery Date. If the Building Shell/TI Delivery Date has not occurred within 30 months after the building permit for the shell and core construction of the applicable Shell Building has been issued by the applicable Governmental Authority, Tenant shall have the right to elect to either (i) continue to receive the Base Rent abatement provided for in the preceding sentence, or (ii) terminate this Lease only with respect to the applicable Expansion Building by written notice to Landlord, in which case, except as provided for in the last sentence of the first paragraph of Section 39(b), Landlord shall not have any further duties or obligations to Tenant under this Lease with respect to the applicable Expansion Building and Tenant shall have no further expansion rights with respect to such Expansion Building and Landlord shall be free to lease it to any third party(ies) on any terms and conditions acceptable to Landlord. If Tenant does not elect to terminate this Lease with respect to the applicable Expansion Building pursuant to subsection (ii) of the immediately preceding sentence within 10 business days after the expiration of such 30 month period, such right to terminate this Lease with respect to applicable Expansion Building shall be waived, this Lease with respect to the applicable Expansion Building shall remain in full force and effect, and Tenant shall be deemed to have elected to proceed under subsection (i) above. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that any Tenant Delays (as defined in Expansion Building Work Letter) and/or delays caused by Force Majeure shall extend the dates set forth in this paragraph for Landlord’s performance of its obligations on a day for day basis; provided, however, that in no event may any delays caused by Force Majeure extend the dates set forth in this paragraph for Landlord’s performance of its obligations by more than 90 days in the aggregate except in the case of any matter covered by the provisions of Sections 18 and 19 hereof.

(F)Acknowledgment. Upon the request of either Landlord or Tenant, the parties shall execute and deliver a written factually correct acknowledgement of the Building Shell/TI Delivery Date, the Expansion Building Rent Commencement Date, the Base Rent for the Expansion Building and the expiration date of the Base Term as and when such are established in the form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, the failure by either party to execute and deliver such acknowledgment shall not affect the other party’s rights hereunder.
(f)Tenant Default. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to suspend performance of all or any of Landlord’s obligations under this Section 39 during any period that Tenant is in material Default under this Lease and such period of suspension shall constitute a delay caused by Tenant; provided that Landlord has notified Tenant in writing of Landlord’s intention to suspend performance due to such Default.
(g)Amended Lease. Landlord and Tenant shall enter into a lease amendment or lease agreement acceptable to both Landlord and Tenant for each Expansion Building setting forth the lease terms and the rental of such Expansion Building consistent with those set forth in this Section 39.
(h)Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the Base Term of the lease of the applicable Expansion Building, there is any material Default by Tenant under the Lease.
(i)Rights Personal. The Expansion Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.
(j)No Extensions. The period of time within which any Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

14.
Signage. Notwithstanding anything to the contrary contained in the Lease, Landlord shall have the right to have the name and logo of Landlord (or any affiliate designated by Landlord) (“Landlord’s Signage”) included on all Project Monument Signs off Nobel Drive and/or Judicial Drive now or in the future located at the Project, as more particularly shown on Exhibit E attached hereto. All of Landlord’s Signage shall be of a size, color, type and location reasonably acceptable to Landlord and Tenant, and Tenant agree to cooperate with Landlord in connection with the design, installation and maintenance of Landlord’s Signage. The cost of placing Landlord’s Signage on the Project Monument Signs shall be borne by Landlord.

15.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to Cushman & Wakefield arising out of the execution of this Second Amendment in accordance with the terms of a separate written agreement between Cushman & Wakefield and Landlord.

16.
Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

17.	Miscellaneous.
a.This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
c.This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.
d.Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.
[Signatures are on the next page.]
IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.
TENANT:
ILLUMINA, INC.,
a Delaware corporation

By: /s/ Marc Stapley
Its: Sr. VP & CFO

LANDLORD:
ARE-SD REGION NO. 32, LLC,
a Delaware limited liability company
By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Gary Dean
Its: VP RE Legal Affairs